Exhibit 10.30
WAGEWORKS, INC.
CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Change in Control and Severance Agreement (the “Agreement”) is made between WageWorks, Inc. (the “Company”) and ____ (the “Executive”), effective on the date of the Company’s signature below.
This Agreement provides certain protections to the Executive in connection with a change in control of the Company or in connection with the involuntary termination of the Executive’s employment under the circumstances described in this Agreement.
The Company and the Executive agree as follows:
1.Term of Agreement. This Agreement will terminate when all of the obligations under this Agreement have been satisfied.
2.At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law.
3.Severance Benefits.
(a)    Non-CIC Qualified Termination. On a Non-CIC Qualified Termination, the Executive will be eligible to receive the following payment and benefits from the Company, subject to Executive satisfying the terms and conditions of Section 5:
(i)    Salary Severance. The Company will pay to Executive continuing payments of severance pay at a rate equal to Executive’s Base Salary for a period of twelve (12) months, which will be paid in installments over the severance period with the first payment to commence on the first Company payroll date following the effective date of the Release (and include any severance payments that otherwise would have been paid to Executive since the date of the Executive’s Qualified Termination), with any remaining payments paid in accordance with the Company’s normal payroll practices for the remainder of the severance period following Executive’s Qualified Termination (subject to any delay as may be required by Section 5(c)).
(ii)    Health Benefit. Subject to Section 3(d), the Company will pay the premiums for the Executive and the Executive’s eligible dependents to continue healthcare coverage at the rates then in effect for active employees, subject to any subsequent changes in rates that are generally applicable to our active employees (the “Health Benefit”), until the earlier of (A) a period of 12 months from the date of the Executive’s Qualified Termination, (B) the date upon which the Executive and/or the Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA or other applicable law or policy governing such coverage.

(b)    CIC Qualified Termination. On a CIC Qualified Termination, the Executive will be eligible to receive the following payment and benefits from the Company, subject to Executive satisfying the terms and conditions of Section 5:
(i)    Salary Severance. A lump-sum payment equal to 100% of the Executive’s Base Salary, which will be paid on the first Company payroll date following the effective date of the Release (subject to any delay as may be required by Section 5(c)).
(ii)    Bonus Severance. A lump-sum payment equal to 100% of the Executive’s target annual bonus as in effect for the fiscal year in which the CIC Qualified Termination occurs, which will be paid on the first Company payroll date following the effective date of the Release (subject to any delay as may be required by Section 5(c)).
(iii)    Health Benefit. Subject to Section 3(d), the Company will provide Health Benefit until the earlier of (A) a period of 12 months from the date of the Executive’s Qualified Termination, (B) the date upon which the Executive and/or the Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA or other applicable law or policy governing such coverage.
(iv)    Equity Vesting. 100% of the then-unvested shares subject to each of the Executive’s then-outstanding Company equity awards will immediately vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the then-outstanding portion of an equity award may vest and become exercisable under this provision). In the case of a Company equity award with performance-based vesting, unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria will be deemed achieved at 100% of target levels. Any restricted stock units, performance shares, performance units, and/or similar full value awards that vest under this paragraph will be settled on the effective date of the Release (subject to any delay as may be required by Section 5(c)).
(c)    Death of the Executive.
(i)    Unpaid Amounts. If the Executive dies before all payments or benefits the Executive is entitled to receive under this Agreement have been paid, the unpaid amounts will be paid to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s personal representative in a lump-sum payment as soon as possible following the Executive’s death.
(ii)    Equity Vesting. 100% of the then-unvested shares subject to each of the Executive’s then-outstanding Company equity awards will immediately vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the then-outstanding portion of a Company equity award may vest and become exercisable under this provision). Any restricted stock units, performance shares, performance units, and/or similar full value awards that vest under this paragraph will be settled on the effective date of the Release (subject to any delay as may be required by Section 5(c)).

(d)    Conditions to Receipt of Health Benefit. To the extent the Executive is covered under the Company’s U.S. health plans as of the time of the Executive’s Qualified Termination, the Executive’s receipt of Health Benefit is subject to the Executive electing COBRA continuation coverage within the time period prescribed pursuant to COBRA for the Executive and the Executive’s eligible dependents. If the Company determines in its sole discretion that it cannot provide the Health Benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable monthly payment payable on the Company’s regularly scheduled payroll dates (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue his or her group health coverage in effect on the date of his or her Qualified Termination (which amount will be based on the rates then in effect for active employees, subject to any subsequent changes in rates that are generally applicable to our active employees) (each, a “Health Replacement Payment”), which Health Replacement Payments will be made regardless of whether the Executive elects COBRA continuation coverage and will end on the earlier of (x) the date upon which the Executive obtains other employment or (y) the date the Company has paid an amount totaling the number of Health Replacement Payments equal to the number of months in the applicable Health Benefit period. For the avoidance of doubt, the Health Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the Health Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Executive will not receive the Health Replacement Payments or any further Health Benefit.
(e)    Transfer between the Company Group. For purposes of this Agreement, if the Executive is involuntarily transferred from one member of the Company Group to another, the transfer will not be a termination without Cause but may give the Executive the ability to resign for Good Reason, subject to Section 7(l).
(f)    Exclusive Remedy. In the event of a termination of the Executive’s employment with the Company Group, the provisions of this Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive may otherwise be entitled, whether at law, tort or contract, in equity. The Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Agreement, subject to applicable law.
4.Accrued Compensation. On any termination of the Executive’s employment with the Company Group, the Executive will be entitled to receive all accrued but unpaid paid-time off (if any), expense reimbursements, wages, and other benefits due to the Executive under any Company-provided plans, policies, and arrangements.
5.Conditions to Receipt of Severance.
(a)    Separation Agreement and Release of Claims. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualified Termination under Section 3 is subject to the Executive signing and not revoking the release of claims in substantially the form set forth on Exhibit A (the “Release” and that requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Executive’s Qualified Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to severance payments or benefits under Section 3. In no event will severance payments or benefits under Section 3 be earned or provided until the Release actually becomes effective and irrevocable.
(b)    Return of Company Property. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualified Termination under Section 3 is subject to the Executive returning all documents and other property provided to Executive by any member of the Company Group (with the exception of a copy of the Employee Handbook and personnel documents specifically relating to Executive), developed or obtained by Executive in connection with his employment with the Company Group, or otherwise belonging to the Company Group.
(c)    Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated under Section 409A of the Code (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted in accordance with this intent. No payment or benefits to be paid to the Executive, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. In the event that it is possible for the Release Deadline to occur in the calendar year immediately following the calendar year of Executive’s Qualified Termination, then any Deferred Payments otherwise payable under this Agreement prior to the 60th day following such Qualified Termination will be paid on the 60th day following Qualified Termination, and any subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit under this Agreement. Further, if, at the time of the Executive’s termination of employment, the Executive is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Executive will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following the Executive’s termination of employment. The Company reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without the consent of the Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will any member of the Company Group reimburse the Executive for any taxes that may be imposed on the Executive as a result of Section 409A.

(d)    Resignation of Officer and Director Positions. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualified Termination under Section 3 is subject to the Executive resigning from all officer and director positions with all members of the Company Group and Executive executing any documents the Company may require in connection with the same.
(e)    Restrictive Covenants. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualified Termination under Section 3 is subject to the Executive complying with the restrictive covenants set forth in the CIIA, including the covenant with respect to nonsolicitation. In the event the Executive violates the CIIA, or elects to engage or otherwise engages in any of the activities precluded by the restrictive covenants in the CIIA, the Executive shall not be entitled, after the date of such violation or activity (as the case may be), to receive any additional severance payments or benefits under this Agreement.
6.Limitation on Payments.
(a)    Reduction of Severance Benefits. If any payment or benefit that the Executive would receive from any Company Group member or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of the Payment or (y) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, the acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards unless the Executive elects in writing a different order for cancellation. The Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and the Executive will not be reimbursed by any member of the Company Group for any of those payments of personal tax liability.
(b)    Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that firm provide detailed supporting calculations both to the Company and the Executive prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to that date if events occur that result in parachute payments to the Executive at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Executive will furnish to the firm any information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any determination by the firm will be binding upon the Company and the Executive, and the Company will have no liability to the Executive for the determinations of the firm.
7.Definitions. The following terms referred to in this Agreement will have the following meanings:
(a)    “Base Salary” means the Executive’s annual base salary as in effect immediately prior to the Executive’s Qualified Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Executive’s annual base salary in effect immediately prior to the reduction) or, if the Executive’s Qualified Termination is a CIC Qualified Termination and the amount is greater, at the level in effect immediately prior to the Change in Control.
(b)    “Board” means the Company’s Board of Directors or its authorized committee.
(c)    “Cause” means the occurrence of any of the following: (i) commission of any act of fraud, embezzlement or commission of, or plea of nolo contendere to, a felony, (ii) any intentional use or intentional disclosure by Executive of confidential information or trade secrets of any member of the Company Group, (iii) any other intentional misconduct by Executive adversely affecting the business or affairs of any member of the Company Group, (iv) Executive’s failure to cure any breach of Executive’s obligations under the CIIA after written notice of such breach from the Company and a reasonable cure period of at least 30 days (v) Executive’s continued failure to perform the duties and responsibilities of Executive’s position after there has been delivered to Executive a written demand for performance from Executive’s supervisor which describes the basis for the supervisor’s belief that Executive has not substantially performed Executive’s duties and provides Executive with at least 14 days to take corrective action, (vi) intentional disregard of the Company’s policies and procedures so as to cause loss, damage or injury to the property, reputation or employees of any member of the Company Group, or (vii) Executive’s failure to reasonably cooperate in any internal or governmental investigation or other proceeding involving any member of the Company Group. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which any member of the Company Group may consider as grounds for the dismissal or discharge of the Executive or any other individual in the service of the Company Group, but a dismissal for such other acts or omissions shall not constitute “Cause” for purposes of this Agreement.
(d)    “Change in Control” has the meaning set forth in the Company’s 2010 Equity Incentive Plan, as hereinafter may be amended.
(e)    “Change in Control Period” means the period beginning on the Change in Control and ending 12 months following a Change in Control.
(f)    “CIIA” means the Confidential Information and Inventions Assignment Agreement signed by Executive on [_______].
(g)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(h)    “Code” means the Internal Revenue Code of 1986, as amended.
(i)    “Company Group” means the Company and its subsidiaries.
(j)    “Disability” means the inability of Executive, by reason of any injury or illness, to properly perform the Executive’s normal duties and responsibilities of the Executive’s position with a member of the Company Group for a period of more than one hundred eighty (180) consecutive days.
(k)    “Employment Letter” means the employment letter between the Company and the Executive dated [_______].
(l)    “Good Reason” means the termination of the Executive’s employment with the Company Group by the Executive in accordance with the next sentence after the occurrence of one or more of the following events without the Executive’s express written consent: (i) a material reduction in total cash compensation opportunity as in effect immediately prior to the earlier of the date Executive’s Qualified Termination or Change in Control; provided, however, that a reduction of 10% or more is deemed to be material for such purpose (ii) material breach by Company any of its obligations under any written agreement with Executive, (iii) material relocation of the Executive’s principal place of employment, with a relocation that is more than 25 miles from the location of the Executive’s principal place of employment as in effect immediately prior to the Change in Control, or (iv) material reduction in job duties, authority, or responsibilities as in effect immediately prior to the earlier of the date of the Executive’s Qualified Termination or the Change in Control. In order for the termination of the Executive’s employment with a Company Group member to be for Good Reason, the Executive must not terminate employment without first providing written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), the grounds must not have been cured during that time, and the Executive must terminate the Executive’s employment within 30 days following the Cure Period.
(m)    Government Agencies means any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board.
(n)     “Qualified Termination” means (i) a termination of the Executive’s employment with the Company Group either (A) by a Company Group member without Cause (excluding by reason of Executive’s death or Disability) or (B) by the Executive for Good Reason, in either case, during the Change in Control Period (a “CIC Qualified Termination”) or (ii) a termination of the Executive’s employment with the Company Group by a Company Group member without Cause outside of the Change in Control Period (a “Non-CIC Qualified Termination”).
8.Successors.
(a)    The Company’s Successors. Any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the

Company Group’s business and/or assets must assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform those obligations in the absence of a succession. For all purposes under this Agreement, the terms “Company” and “Company Group” will include any successor to their business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)    The Executive’s Successors. The terms of this Agreement and all rights of the Executive under this Agreement will inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
9.Notice.
(a)    General. All notices and other communications required or permitted under this Agreement shall be in writing and will be effectively given (i) upon actual delivery to the party to be notified, (ii) upon transmission by e-mail, (iii) 24 hours after confirmed facsimile transmission, (iv) 1 business day after deposit with a recognized overnight courier or (v) 3 business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the Executive, at the address the Executive shall have most recently furnished to the Company in writing, (B) if to the Company, at the following address:
WageWorks, Inc.
1100 Park Place, 4th Floor
San Mateo, California 94403
Attention: Chief Executive Officer
(b)    Notice of Termination. Any termination of Executive by a Company Group member for Cause will be communicated by a notice of termination to the Executive, and any termination by the Executive for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 9(a) of this Agreement. The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than 30 days after the later of (i) the giving of the notice or (ii) the end of any applicable cure period). Resignation. The termination of the Executive’s employment for any reason will also constitute, without any further required action by the Executive, the Executive’s voluntary resignation from all officer and/or director positions held at any member of the Company Group, and at the Board’s request, the Executive will execute any documents reasonably necessary to reflect that resignation.

10.Miscellaneous Provisions.
(a)    No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any payment be reduced by any earnings that the Executive may receive from any other source.
(b)    Waiver; Amendment. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company (other than the Executive) and by the Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d)    Entire Agreement. This Agreement, together with the Employment Letter and CIIA, constitutes the entire agreement of the parties and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this Agreement, including, for the avoidance of doubt, any other employment letter or agreement, severance policy or program, or equity award agreement.
(e)    Choice of Law. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, the Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against the Executive by the Company.
(f)    Arbitration.
(i)    Each party agrees that any and all disputes which arise out of or relate to the Executive’s employment, the termination of the Executive’s employment or the terms of this Agreement shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and the Executive and Company expressly waive all rights to have such disputes resolved through trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, violation of public policy, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Executive’s employment with the Company or its termination. Executive understands that Executive may bring a proceeding as a Private Attorney General, as permitted by California law. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair

Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or the Workers’ Compensation Board. This Agreement does, however, preclude Executive from pursuing a court action regarding any such claim, except as permitted by law. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive. Executive understands that nothing in this Agreement constitutes a waiver of any rights Executive may have under applicable law, including, but not necessarily limited to, Section 7 of the National Labor Relations Act or the Sarbanes-Oxley Act, including any rights prohibiting compulsory arbitration. Similarly, nothing in this agreement prohibits Executive from engaging in protected activity (as defined herein).
(ii)    Arbitration shall be held in San Mateo County, California and conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA Rules”), provided, however, that the arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1282, et seq., or any other discovery authorized or required by applicable law in arbitration proceedings. To the extent that any of the AAA Rules or anything in this Section 10(f) conflict with applicable law, the arbitration procedures required by applicable law shall govern.
(iii)    During the course of the arbitration, the Company will pay the arbitrator’s fee and any other type of expense or cost that the Executive would not otherwise be required to bear if she were free to bring the dispute or claim in court and any other expense or cost that is unique to arbitration. The Company and the Executive shall each bear their own respective attorneys’ fees incurred in connection with the arbitration, and the arbitrator shall award reasonable attorneys’ fees and costs of arbitration to the prevailing party. If there is a dispute as to whether the Executive or the Company is the prevailing party in the arbitration, the arbitrator will decide the issue. Executive acknowledges and agrees that Executive is executing this agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Section 10(f) and has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this arbitration provision and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of my choice before signing this Agreement.
(iv)    The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.
(g)    Protected Activity Not Prohibited. Executive understands that nothing in this Agreement limits or prohibits Executive from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by Government Agencies including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies. Executive further understands that Executive is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, Executive hereby acknowledges that the Company has provided Executive with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit B.
(h)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
(i)    Withholding. All payments and benefits under this Agreement will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local, and/or foreign taxes required to be withheld from the payments or benefits and make any other required payroll deductions. No member of the Company Group will pay the Executive’s taxes arising from or relating to any payments or benefits under this Agreement.
(j)    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature page follows.]

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer.

COMPANY        WAGEWORKS, INC.
By:
Title:
Date:

EXECUTIVE
[NAME]
Date:

[Signature page to Change in Control and Severance Agreement]
EXHIBIT A

SEVERANCE & GENERAL RELEASE AGREEMENT
I, ____________, of behalf of myself, my heirs, administrators and representatives, enter into this Severance & General Release Agreement (“Release”) in exchange for the severance benefits under Section 3 of the Change in Control and Severance Agreement between WageWorks, Inc. (the “Company”) and myself, dated ____________, 2018 (the “Agreement”), following the [DATE] Qualified Termination.
1.I represent that (i) I have received from the Company all wages earned by me and other amounts owed to me as a result of my employment with the Company through my Qualified Termination; (ii) I have returned to the Company all items of property that the Company paid for and/or provided to me for my use during employment with the Company; and (iii) I have returned the Company all documents, materials and writings made or received by me during the course of my employment with the Company (including copies, excerpts and summaries, whether in paper or electronic form) except my personal copies of documents evidencing my hire, compensation, benefits and stock options and other equity awards, the Agreement, my Confidential Information and Inventions Agreement with the Company (“CIIA”), and any documents I received from the Company as a stockholder of the Company.
2.    I hereby waive, release and forever discharge the Company, its current and former officers, directors, agents, employees, stockholders, successors, assigns, parent, subsidiary and affiliated entities (collectively, “Releasees”) from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to any acts or omissions occurring on and prior to the date I sign this Release, including (without limitation) those arising from or relating to my hiring and employment with the Company and the termination of that employment (collectively, “Claims”), including (without limitation) Claims of wrongful discharge, infliction of emotional distress, defamation, fraud, breach of contractual obligations, violation of public policy, discrimination, harassment and retaliation in violation of applicable law, including under the federal Age Discrimination in Employment Act of 1967 (“ADEA”), and all Claims for violation of any other applicable federal, state and/or local law.
(a)    In furtherance of my intent to waive, release and forever discharge all Claims against the Releasees, including those that are presently “known and unknown, suspected and unsuspected, disclosed and undisclosed,” I also waive all rights and benefits conferred on me (if any) by Section 1542 of the California Civil Code and by any comparable provision of other applicable law. I understand that Section 1542 provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of executing the release, which if known by her must have materially affected her settlement with the debtor.

I understand that this means that, if I later discover facts different from or in addition to those that I know or believe to be true as of the date this Release becomes effective, that this Release shall be and remain in full force and effect in all respects notwithstanding such different or additional facts or my later discovery of such facts.
(b)    The only exceptions to my waiver, release and discharge of Section 3(a) of the Agreement are any Claims I may have (i) for severance benefits under the Agreement; (ii) for benefits under a government-administered benefits program such as, but not limited to, unemployment insurance benefits; (iii) for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policy or fund (and I represent that I have provided written report(s) to the Company’s Chief Financial Officer of all work-related illnesses or injuries I have incurred during my employment with the Company); (iv) for any benefits vested under any written employee benefit plan sponsored by the Company and governed by ERISA; (v) arising from acts or omissions by any Releasees occurring after the date I sign this Release; and (v) which, under applicable law, are not waivable.
3.    I acknowledge that I am waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. I agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Release. I acknowledge that the consideration given for this waiver and release is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing that: (a) I should consult with an attorney prior to executing this Release; (b) I have twenty-one (21) days within which to consider this Release; (c) I have seven (7) days following my execution of this Release to revoke this Release; (d) this Release shall not be effective until after the revocation period has expired; and (e) nothing in this Release prevents or precludes me from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event I sign this Release and return it to the Company in less than the 21-day period identified above, I hereby acknowledge that I have freely and voluntarily chosen to waive the time period allotted for considering this Release. I acknowledge and understand that revocation must be accomplished by a written notification to the Company’s Chief Executive Officer that is received prior to the effective date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period. This Release will not become effective until the eighth day after I have signed this Release, provided that I have not timely revoked my signature agreement to this Release.
4.    I understand that nothing in this Release shall in any way limit or prohibit me from engaging in any Protected Activity. For purposes of this Release, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). I understand that in connection with such Protected Activity, I am permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies. I further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. In addition, pursuant to the Defend Trade Secrets Act of 2016, I am notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
5.    I represent and warrant that (i) I have carefully read and understand the terms and conditions of the Agreement, my CIIA and this Release (collectively, “My Agreements”), (ii) I am not signing this Release in reliance on any promise or representation not contained in any of My Agreements; and (iii) I sign this Release knowingly, voluntarily and without coercion or duress.
Date:
Signature:
Print Name:

EXHIBIT B
SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

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